Exhibit 99.1

BRE PROPERTIES REPORTS THIRD QUARTER 2013 RESULTS

Increases 2013 Core FFO Guidance

November 4, 2013 (San Francisco) – BRE Properties, Inc. (NYSE:BRE), a leading owner, operator and developer of high-quality apartment communities in targeted growth markets in California and Seattle, today reported Core Funds from Operations (Core FFO) of $0.65 per share for the quarter ended September 30, 2013. The per share results reflect an increase of 4.8% over the comparable period in 2012. Core FFO is used to facilitate comparisons of the Company’s earnings results and excludes certain non-core items that are not comparable when comparing periods or earnings performance between periods. All per share results are reported on a fully diluted basis.

A reconciliation of net income available to common shareholders to FFO and Core FFO can be found in Exhibit B of the Company’s Supplemental Operating and Financial Data. During the quarter and nine months ended September 30, 2013, $585,000, or $0.01 per share, of acquisition related expenses are excluded from Core FFO. During the quarter and nine months ended September 30, 2012, a $15,000,000, or $0.195 per share, non-cash impairment charge is excluded from Core FFO.

Highlights

•	Third quarter 2013 same-store revenues increased 2.1% from second quarter 2013 levels. Year-over-year third quarter 2013 same-store revenues and net operating income (NOI) increased 4.6% and 5.3%, respectively. During the quarter, physical occupancy averaged 94.6%; annualized turnover was 71.3%; and average monthly revenue per occupied home was $1,734.

•	Core FFO results of $0.65 per share for the third quarter were in-line with the Company’s previously provided guidance of $0.62 to $0.65 per share and reflect: (1) solid same-store revenue growth and (2) favorable levels of G&A expense.

•	Acquired Jefferson at Hollywood, a 270-home community in the resurgent Hollywood sub-market of Los Angeles, California, for a total purchase price of $120.5 million.

•	Increased 2013 Core FFO guidance to $2.50 to $2.53 per share from a previously guided range of $2.44 to $2.50. Fourth quarter Core FFO guidance of $0.63 to $0.66 per share announced.

“We are pleased with the continued successful execution of our 2013 plan,” commented Constance B. Moore, Chief Executive Officer of BRE Properties. “Our focus on enhancing the quality and growth profile of our portfolio is yielding strong results. Our same-store revenue growth continues to track toward the high end of both our original expectations for the year and our most recent update in July. Our four developments currently under construction, totaling approximately $725 million in costs, are proceeding as planned and are more than two-thirds completed. During the fourth quarter we will begin delivering homes at our Solstice (Sunnyvale, California) and Wilshire LaBrea (Los Angeles, California) communities. Additionally, we have $300 to $400 million of non-core communities targeted for disposition, the sale of which – along with the delivery of our four active development communities – will continue to improve the growth profile of BRE.”

Third Quarter 2013

Funds from Operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $49.7 million, or $0.64 per share, for the third quarter 2013, compared with $32.5 million, or $0.42 per share, for the third quarter 2012. Core FFO was $0.65 per share for the third quarter of 2013 compared with $0.62 per share for the prior year period. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this release.)

Net income available to common shareholders for the third quarter 2013 totaled $22.1 million, or $0.29 per share, compared with net income of $12.9 million, or $0.17 per share, for the same period in 2012. Third quarter 2012 results included gains on sales of unconsolidated joint venture interests totaling $6.0 million, or $0.08 per share, and an asset impairment charge totaling $15.0 million, or $0.195 per share.

BRE’s third quarter year-over-year earnings and FFO results reflect the impact of the following factors during 2013: (1) increases in same-store community-level operating results over 2012 levels; and (2) incremental NOI from two newly completed communities in the last 12 months; offset by (1) a reduction in NOI from operating properties sold in 2012 and 2013; (2) a reduction of partnership and management fee income from joint venture interests sold in 2012 and 2013; and (3) a reduction in interest expense due to an increased level of capitalized interest in 2013.

Same-Store Results

BRE defines same-store communities as stabilized apartment communities owned by the Company for two comparable calendar year periods. Of the 21,396 apartment homes owned directly by BRE, same-store homes totaled 20,624 for the third quarter.

On a year-over-year basis, third quarter same-store revenues increased 4.6%. The revenue increase was driven by a 5.65% increase in revenue earned per occupied home during the period, coupled with a 100-basis-point decrease in year-over-year financial occupancy levels. Operating expenses increased 3.2%, resulting in a 5.3% increase in NOI. The increase in operating expenses was driven by higher real estate tax levels in the Seattle market and increased utility expenses throughout the Company’s portfolio in the third quarter of 2013 compared to the same quarter during 2012.

On a sequential basis, same-store revenue increased 2.1%, expenses increased 6.3% and NOI increased 0.3%. The sequential quarter increase in revenues was driven by a 2.4% increase in revenue earned per occupied home during the third quarter, coupled with a 30-basis-point decrease in financial occupancy. Same-store sequential expense growth reflected an unfavorable comparison to second quarter expense levels, which benefited from $1.0 million in real estate tax refunds received during that quarter. Excluding the impact of refunds received in the second quarter, sequential expense growth was 2.8%.

Company Initiatives

•	Acquisition. Jefferson at Hollywood was acquired on September 30, 2013, for a purchase price of $120.5 million. The community of 270 apartment homes is located in the resurgent Hollywood sub-market of Los Angeles, California. The community was acquired on an unencumbered basis with proceeds from the Company’s revolving credit facility. In connection with the acquisition, the Company intends to dispose of several slower growth, non-core communities through a reverse like-kind exchange. The exchange is expected to be completed by the first quarter of 2014.

•	Development. The Company funded $56 million of development advances on its four active construction projects during the third quarter. As of September 30, 2013, the Company had four communities under construction with a total estimated cost of approximately $725 million, of which approximately 67% (or two-thirds) has been funded, leaving approximately $240 million remaining to be funded. The current communities under construction are expected to be substantially delivered by the fourth quarter of 2014.

•	Dispositions. The Company is currently in various stages of marketing $300 to $400 million of operating communities for sale and currently expects that these community dispositions will close in the next two quarters. A portion of the proceeds will be used for the reverse like-kind exchange, the balance will be used to fund development advances. The communities being marketed for sale are located in Phoenix, Sacramento and Southern California and have average same-store revenue and net operating income growth of approximately 1.8% and 1.6%, respectively, for the nine months ended September 30, 2013 compared to the similar period in 2012.

Management believes the disposition of slower growth communities over time will contribute to a portfolio with greater concentrations in targeted markets and infill submarkets that can produce a sustainable, above-average growth rate.

During the third quarter, the Company did not issue any stock under its at-the-market (ATM) equity program.

Earnings Guidance

The Company increased annual Core FFO guidance to a range of $2.50 to $2.53 per share from a previously guided range of $2.44 to $2.50 per share.

The updated guidance reflects: (1) core operating income growth; (2) the acquisition of Jefferson at Hollywood; and (3) timing associated with community sales.

The Company has established a Core FFO guidance range of $0.63 to $0.66 per share for the fourth quarter of 2013. The fourth quarter range reflects the positive impact of incremental NOI from operations offset by the impact of community sales expected to be completed in the fourth quarter and a sequential increase in general & administrative expenses. Fourth quarter and annual Core FFO guidance does not include any non-routine income or expense items (including gains or losses associated with the sale of land).

For the fourth quarter of 2013, the Company expects EPS in the range of $0.27 to $0.30. The Company expects EPS for the full year 2013 to be in the range of $1.56 to $1.59. Fourth quarter and annual EPS ranges exclude the impact of gains or losses on any future community sales. The difference between fourth quarter Core FFO rand EPS ranges is attributable to depreciation expense.

The Company also updated its same-store operating expectations for 2013 as follows:

•	2013 same-store revenues are now expected to increase 4.50% to 4.70% over 2012 same-store revenue levels, from a previously guided range of 4.25% to 4.75%.

•	Same-store expenses for 2013 are estimated to increase 2.15% to 2.45% over 2012 same-store expense levels, from a previously guided range of 1.75% to 2.50%.

•	Same-store NOI for 2013 is estimated to increase 5.45% to 5.75% over 2012 same-store NOI levels, from a previously guided range of 5.0% to 6.0%.

Common and Preferred Dividends Declared

On November 4, 2013, BRE’s Board of Directors approved regular common and preferred stock dividends for the quarter ending December 31, 2013. All common and preferred dividends will be payable on Tuesday, December 31, 2013 to shareholders of record on Friday, December 13, 2013. The quarterly common dividend payment of $0.395 is equivalent to $1.58 per share on an annualized basis and represents a yield of approximately 2.9% on Friday’s closing price of $54.86 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the Company’s founding in 1970.

The Company’s 6.75% Series D quarterly preferred dividend is $0.421875 per share.

Third Quarter 2013 Analyst Conference Call

The Company will hold an analyst conference call on Tuesday, November 5, 2013 at 11:00 a.m. Eastern (8:00 a.m. Pacific) to review these results. The dial-in number to participate in the United States and Canada is 877.795.3647; the international number is 719.325.4819; enter Conf. ID# 7355008. A telephone replay of the call will be available for 14 days at 877.870.5176 or 858.384.5517 internationally, using the same ID# 7355008. A link to the live webcast of the call will be posted on www.breproperties.com in the Investors section. A webcast replay will be available for 90 days following the call.

About BRE Properties

BRE Properties, based in San Francisco, California, focuses on the development, acquisition and management of apartment communities located primarily in the major metropolitan markets of Southern and Northern California and Seattle. BRE directly owns 75 multifamily communities (totaling 21,396 homes) and has a joint venture interest in an additional apartment community (totaling 252 homes). BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our website at www.breproperties.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the Company’s capital resources, portfolio performance and results of operations, and is based on the Company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The Company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the Company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The Company assumes no obligation to update this information. For more details, refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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BRE Properties, Inc.
Consolidated Balance Sheets
Third Quarter 2013
(Unaudited, in thousands, except per share data)

	September 30,	December 31,
ASSETS	2013	2012

Real estate portfolio:
Direct investments in real estate:
Investments in rental communities	$3,897,982	$3,722,838
Construction in progress	483,481	302,263
Less: accumulated depreciation	(879,640)	(811,187)
	3,501,823	3,213,914

Equity investment in real estate joint ventures	6,451	40,753

Real estate held for sale, net	23,481	23,065

Land under development	38,382	104,675

Total real estate portfolio	3,570,137	3,382,407

Cash	7,876	62,241
Other assets	48,512	54,334

TOTAL ASSETS	$3,626,525	$3,498,982

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:

Unsecured senior notes	$950,000	$990,018
Unsecured revolving credit facility	177,000	-
Mortgage loans payable	711,527	741,942
Accounts payable and accrued expenses	81,374	75,789

Total liabilities	1,919,901	1,807,749

Redeemable noncontrolling interests	4,751	4,751

Shareholders' equity:
Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 2,159,715 shares with $25 liquidation preference issued and outstanding at September 30, 2013 and December 31, 2012, respectively.	22	22
Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 77,187,542 and 76,925,351 at September 30, 2013 and December 31, 2012, respectively.	772	769

Additional paid-in capital	1,701,079	1,685,691

Total shareholders' equity	1,701,873	1,686,482

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,626,525	$3,498,982

BRE Properties, Inc.
Consolidated Statements of Income
Quarters and Nine Months Ended September 30, 2013 and 2012
(Unaudited, in thousands, except per share data)

	Quarter ended	Quarter ended	Nine months ended	Nine months ended
REVENUES	9/30/13	9/30/13	9/30/12	9/30/13

Rental income	$100,314	$93,755	$294,248	$275,602
Ancillary income	4,304	3,776	12,070	11,040

Total revenues	$104,618	$97,531	$306,318	$286,642

EXPENSES

Real estate	$32,592	$30,827	$94,913	$90,803
Provision for depreciation	27,543	24,501	79,183	73,103
Interest	15,948	16,998	49,935	50,488
General and administrative	5,055	5,093	17,393	17,152
Other expenses(1)	585	15,000	585	15,000
Total expenses	81,723	92,419	242,009	246,546

Other income	93	740	746	1,966
Net income before noncontrolling interests,
partnership income and discontinued operations	22,988	5,852	65,055	42,062

Income from unconsolidated entities	94	669	523	2,125
Net gain on sale of unconsolidated entities (2)	-	6,025	18,633	6,025
Income from continuing operations	23,082	12,546	84,211	50,212

Discontinued operations:
Discontinued operations, net (3)	-	1,360	1,028	4,251
Net gain on sales of discontinued operations (3)	-	-	17,394	8,279
Income from discontinued operations	-	1,360	18,422	12,530

NET INCOME	$23,082	$13,906	$102,633	$62,742

Redeemable noncontrolling interest in income	48	105	143	315

Dividends attributable to preferred stock	911	911	2,733	2,733

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$22,123	$12,890	$99,757	$59,694

Net income per common share - basic	$0.29	$0.17	$1.29	$0.78

Net income per common share - diluted	$0.29	$0.17	$1.29	$0.78

Weighted average shares outstanding - basic	77,170	76,813	77,086	76,471

Weighted average shares outstanding - diluted	77,350	77,130	77,310	76,840

(1)	During the three and nine months ended September 30, 2013, Other expenses related to acquisition costs for the community acquired during Q3'13 located in Los Angeles, California. During the three months and nine months ended September 30, 2012, Other expenses related to an impairment charge on land owned in Anaheim, California, that is no longer held for development. The land is recorded in Real estate held for sale, net at $23.5 million as of September 30, 2013 on the consolidated balance sheet.
(2)	During the nine months ended September 30, 2013, seven joint venture interests were sold for $53.4 million resulting in a net gain of $18.6 million. During the three months and nine months ended September 30, 2012, three joint venture communities were sold for $26.9 million resulting in a net gain of $6.0 million.
(3)	Includes one community sold during June 2013 and three communities sold during 2012.

	Quarter ended	Quarter ended	Nine months ended	Nine months ended
	9/30/13	9/30/12	9/30/13	9/30/12
Rental and ancillary income	-	$2,819	$2,113	$8,950
Real estate expenses	-	(863)	(717)	(2,804)
Provision for depreciation	-	(596)	(368)	(1,895)
Discontinued operations, net	-	$1,360	$1,028	$4,251

BRE Properties, Inc.
Non-GAAP Financial Measure Reconciliations and Definitions
(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below.  BRE's definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.  The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

Funds from Operations ("FFO") is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts (NAREIT) as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. The Company calculates FFO in accordance with the NAREIT definition.

The Company believes that FFO is a  meaningful supplemental measure of the Company's operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated community, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets.  However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the communities that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of the communities, all of which have real economic effect and could materially impact the Company's results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. The Company's FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

Core Funds from Operations ("Core FFO")

The Company believes that Core Funds from Operations ("Core FFO") is a meangingful supplemental measure of our operating performance for the same reasons as FFO and adjusting for non-routine items that when excluded allows for more comparable periods. Core FFO begins with FFO as defined by the NAREIT White Paper and is adjusted for: the impact of any expenses relating to non-operating asset impairment and valuation allowances; property acquisition costs and pursuit cost write-offs (other expenses); gains and losses from early debt extinguishment, including prepayment penalties and preferred share redemptions; executive level severance costs; gains and losses on the sales of non-operating assets, and other non-comparable items.

	Quarter Ended 9/30/2013	Quarter Ended 9/30/2012	Nine Months Ended 9/30/2013	Nine Months Ended 9/30/2012

Net income available to common shareholders	$22,123	$12,890	$99,757	$59,694
Depreciation from continuing operations	27,543	24,501	79,183	73,103
Depreciation from discontinued operations	-	596	368	1,895
Depreciation from unconsolidated entities	47	512	445	1,511
Net gain on sales of discontinued operations	-	-	(17,394)	(8,279)
Net gain on sale of unconsolidated entities	-	(6,025)	(18,633)	(6,025)
Funds from Operations	$49,713	$32,474	$143,726	$121,899

Acquisition costs	585	-	585	-
Non cash asset impairment charge	-	15,000	-	-
Core Funds from Operations	$50,298	$47,474	$144,311	$121,899

Diluted shares outstanding - EPS	77,350	77,130	77,310	76,840

Net income per common share - diluted	$0.29	$0.17	$1.29	$0.78

Diluted shares outstanding - FFO	77,350	77,130	77,310	76,860
FFO per common share - diluted	$0.64	$0.42	$1.86	$1.59

Diluted shares outstanding - Core FFO	77,350	77,130	77,310	76,860
Core FFO per common share - diluted	$0.65	$0.62	$1.87	$1.59

BRE Properties, Inc.
Non-GAAP Financial Measure Reconciliations and Definitions
(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization.  Adjusted EBITDA is defined by the Company as EBITDA, excluding minority interests, gains (losses) from sales of investments, preferred stock dividends and other expenses. BRE considers EBITDA and Adjusted EBITDA to be appropriate supplemental measures of the Company's performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA,  gains (losses) from sales of investments and other charges, which permits investors to view income from operations without the impact of non cash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our communities that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our communities, all of which have real economic effect and could materially impact the Company's results from operations, the utility of EBITDA and Adjusted EBITDA as measures of the Company's performance is limited.  Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter Ended 9/30/2013	Quarter Ended 9/30/2012	Nine Months Ended 9/30/2013	Nine Months Ended 9/30/2012

Net income available to common shareholders	$22,123	$12,890	$99,757	$59,694
Interest, including discontinued operations	15,948	16,998	49,935	50,488
Depreciation, including discontinued operations	27,543	25,097	79,551	74,998
EBITDA	65,614	54,985	229,243	185,180
Redeemable noncontrolling interest in income	48	105	143	315
Net gain on sales of discontinued operations	-	-	(17,394)	(8,279)
Net gain on sale of unconsolidated entities	-	(6,025)	(18,633)	(6,025)
Dividends on preferred stock	911	911	2,733	2,733
Other expenses	585	15,000	585	15,000
Adjusted EBITDA	$67,158	64,976	$196,677	$188,924

Net Operating Income (NOI)

The Company considers community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core community operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead from acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of the communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact the Company's results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with the Company's definition and, accordingly, the Company's NOI may not be comparable to such other REITs' NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of the Company's performance. NOI should not be used as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter Ended 9/30/2013	Quarter Ended 9/30/2012	Nine Months Ended 9/30/2013	Nine Months Ended 9/30/2012

Net income available to common shareholders	$22,123	$12,890	$99,757	$59,694
Interest, including discontinued operations	15,948	16,998	49,935	50,488
Depreciation, including discontinued operations	27,543	25,097	79,551	74,998
Redeemable noncontrolling interest in income	48	105	143	315
Net gain on sales of discontinued operations	-	-	(17,394)	(8,279)
Net gain on sale of unconsolidated entities	-	(6,025)	(18,633)	(6,025)
Dividends on preferred stock	911	911	2,733	2,733
General and administrative expense	5,055	5,093	17,393	17,152
Other expenses	585	15,000	585	15,000
NOI	$72,213	$70,069	$214,070	$206,076
Less Non Same-Store NOI	2,139	3,498	6,818	10,380
Same-Store NOI	$70,074	$66,571	$207,252	$195,696